SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[x]     Definitive Additional Materials
[ ]     Soliciting Materials Pursuant to ss. 240.14a-12

                              Carver Bancorp, Inc.
--------------------------------------------------------------------------------

                (Name of Registrant as Specified in its Charter)

                             Boston Bank of Commerce
--------------------------------------------------------------------------------

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)      Title of each class of securities to which transaction applies:
                 ------------------------------------------------------------

         2)      Aggregate number of securities to which transaction applies:
                 ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11(Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ------------------------------------------------------------

         4)      Proposed maximum aggregate value of transaction:
                 ------------------------------------------------------------

         5)      Total fee paid:
                 ------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:


         2)      Form, Schedule or Registration Statement No.:


         3)      Filing Party:


         4)      Date Filed:

                           VOTE FOR A POSITIVE CHANGE
                     VOTE FOR KEVIN COHEE AND TERI WILLIAMS



Why Carver Needs A Positive Change

- Poor Financial Performance - Carver is a 4 rated financial institution (highest rating = 1, lowest rating = 5), and has lost on average $1.7 million/year over the past three years.

- Poor Stock Performance - A $100 investment in Carver in 1994 is worth only $115 today, compared to a $100 investment in other savings & loans in 1994 is worth $275 today.

- Poor Community Development Track Record - Carver has a history of not lending to community residents. Over $100 million of its loans since 1997 were purchased from Chase Manhattan Bank instead of being generated for community residents.

- Lack of Respect for Common Shareholders - Under Ms. Wright's leadership, this Carver Board has:

     A) Delayed this shareholder meeting until we sued them to compel the meeting

     B)   Issued 5(cent) dividend the week before the election to buy votes

     C) Issued preferred stock - 200,000 voting shares - to friends of management on the record date to win this election

     D) Offered the community common stock through a direct stock purchase program, which pays a 5(cent) dividend, yet offered Morgan Stanley and Provender preferred stock with a guaranteed 94(cent) dividend

     E)   Threatened and pressured shareholders to support management

   Common Shareholders                         Preferred Shareholders
   -------------------                         ----------------------

   o 2.3 million shares                    o 208,000 shares
   o Hundreds of common shareholders       o Only 2 Preferred shareholders
   o Total Dividends Combined - $115,000   o Total Dividends Combined - $197,000
                   5(cent)                             94(cent)


                        SOME KIND OF STRATEGIC PARTNERS!

                                                                          (over)

                           VOTE FOR A POSITIVE CHANGE
                     VOTE FOR KEVIN COHEE AND TERI WILLIAMS



What Kevin Cohee and Teri Williams Can Add to Carver's Board

- Shareholder Voice - We own 7.4% of the common stock of Carver. We are also the largest black shareholders of Carver. We will ensure that Carver shareholders have a voice and that the Board's primary goal is to increase shareholder value.

- Experience Turning Around Two Black Banks - We have successfully turned around two black-owned banks - one that was under a Cease and Desist Order and is now highly rated and another which was closed by the FDIC and successfully re-opened by Boston Bank of Commerce

- Successful Financial Track Record - We have an outstanding track record. Despite Carver's assertion - we have experienced no bond losses and our credit card program has not failed. Since we took over the bank in 1995, our profits increased dramatically:

        1996                  1997              1998              1999
        ----                  ----              ----              ----
       ($3,600,000)           $561,000         $705,000           $1,804,000

     Our UNITY Visa card program, the first credit card program targeted to black people which contributes 1% of spending to black charities, has donated over $100,000 to black charities including the UNCF/College Fund, the Children's Defense Fund, the Urban League and many others.

- Commitment to Community Development - We have financed over $150 million in community development projects through direct lending to black communities (unlike Carver's portfolio purchases). We have received outstanding Community Re-investment Act ratings every year through 1999. We are 100% committed to developing African- and Caribbean-American communities in every market we serve.

- New Voice and Energy - Carver's current board has been slow to respond to changes in the financial services industry. Carver's poor performance has been under the current Board's leadership. A positive change is needed to ensure that Carver does not follow the path of Freedom National Bank.

                      VOTE FOR A POSITIVE CHANGE IN CARVER
                     VOTE FOR KEVIN COHEE AND TERI WILLIAMS